EXHIBIT 99.1

Intelligent Systems Announces First Quarter 2015 Results

NORCROSS, Ga., May 15, 2015 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE MKT:INS) (www.intelsys.com) announced today its financial results for the three month period ended March 31, 2015.

For the three month period ended March 31, 2015, the company recorded net income attributable to Intelligent Systems Corporation of $18,296,000 ($2.04 per basic share and $2.03 per diluted share), compared to net loss attributable to Intelligent Systems of $586,000 ($0.07 per basic and diluted share) in the first quarter of 2014. The dramatic change between periods reflects the gain on sale of the company's former ChemFree subsidiary, amounting to $18,746,000 in the quarter ended March 31, 2015.

As previously announced, the company sold its ChemFree subsidiary on March 31, 2015 for a purchase price of $21,600,000 in an all cash transaction. In accordance with accounting standards, the ChemFree operations have been retroactively classified as discontinued operations for the first quarter of 2015 and 2014 and the assets and liabilities associated with the ChemFree business are presented on the balance sheet as single line items titled assets and liabilities from discontinued operations. The company's cash balance at March 31, 2015 was $20,750,000, not including an aggregate of $3,100,000 in restricted cash related to certain escrow conditions of the ChemFree sale. Total stockholders' equity increased to $24,653,000 at March 31, 2015 compared to $6,578,000 at December 31, 2014.

On April 22, 2015, the company commenced a modified "Dutch" auction tender offer to purchase for cash shares of its common stock for an aggregate purchase price of no more than $5,000,000. The tender offer, which expires on May 19, 2015, will be funded by part of the proceeds from the ChemFree sale.

"I have often commented in the past that shareholders or prospective investors should not assume the current quarter results reflect a trend (either good or bad) and that our GAAP reported revenue is not necessarily indicative of and often lags behind the underlying progress in CoreCard's business," stated J. Leland Strange, CEO and President. "This quarter, however, I can say unequivocally that we will not have another quarter when we report net income of over $18 million anytime soon! On a going forward basis we intend to focus primarily on growing the CoreCard business. We believe we are positioned well to steadily increase revenue year over year, although quarterly results will remain uneven."

The company intends to file its Form 10-Q for the period ended March 31, 2015 with the Securities and Exchange Commission today, May 15, 2015. For additional information about reported results, investors will be able to access the Form 10-Q on the company's website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation (NYSE MKT:INS) has identified, created, operated and grown technology companies. The company's principal continuing operations include CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard designs, develops, and markets a comprehensive suite of software solutions to corporations, financial institutions, retailers and processors to manage their credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions. CoreCard also offers prepaid and credit card processing services using its proprietary software solutions.  Further information is available on the company's website at http://www.intelsys.com or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

Intelligent Systems Corporation CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2015	2014 (restated)
Revenue
Products	$ 136	$ 113
Services	933	993
Total net revenue	1,069	1,106
Cost of revenue
Products	59	58
Services	547	437
Total cost of revenue	606	495
Expenses
Marketing	71	79
General and administrative	367	332
Research and development	694	787
Loss from operations	(669)	(587)
Other income	2	6
Loss from continuing operations before income taxes	(667)	(581)
Income taxes	3	--
Loss from continuing operations	(670)	(581)
Gain on sale of discontinued operations, net of taxes	18,746	--
Loss from discontinued operations, net of taxes	(3)	(181)
Net income (loss)	18,073	(762)
Net loss attributable to noncontrolling interest	223	176
Net income (loss) attributable to Intelligent Systems Corporation	$ 18,296	$ (586)
Earnings (loss) per share attributable to Intelligent Systems Corporation:
Basic
Continuing operations	$ (0.05)	$ (0.05)
Discontinued operations	2.09	(0.02)
Earnings (loss) per share	$ 2.04	$ (0.07)
Diluted
Continuing operations	$ (0.05)	$ (0.05)
Discontinued operations	2.08	(0.02)
Earnings (loss) per share	$ 2.03	$ (0.07)
Basic weighted average common shares outstanding	8,958,028	8,958,028
Diluted weighted average common shares outstanding	9,029,273	8,953,028

Intelligent Systems Corporation CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts)

As of	March 31, 2015	December 31, 2014
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$20,750	$2,624
Marketable securities	465	463
Accounts receivable, net	448	501
Other current assets	210	338
Restricted cash, current portion	900	--
Assets from discontinued operations	--	3,012
Total current assets	22,773	6,938
Investments	1,629	1,605
Property and equipment, at cost less accumulated depreciation	555	581
Restricted cash, noncurrent portion	2,200	--
Other long-term assets	78	81
Total assets	$27,235	$9,205

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$126	$90
Deferred revenue, current portion	607	610
Accrued payroll	519	582
Accrued expenses	31	24
Other current liabilities	274	274
Liabilities from discontinued operations	800	838
Total current liabilities	2,357	2,418
Deferred revenue, net of current portion	225	191
Other long-term liabilities	--	18
Total Intelligent Systems Corporation stockholders' equity	27,064	8,767
Noncontrolling interest	(2,411)	(2,189)
Total stockholders' equity	24,653	6,578
Total liabilities and stockholders' equity	$27,235	$9,205
CONTACT: For further information, call
         Bonnie Herron, 770-564-5504
         or email to bherron@intelsys.com